                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.2
                                LAMAR MEDIA CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES







                                                                                  YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------------------------
                                                                 1998          1999         2000           2001        2002
                                                               -------       -------      -------        -------     -------
EARNINGS
Net loss                                                       (11,890)      (43,886)     (91,930)       (97,566)    (24,958)
ADD:
     income tax benefit                                           (191)       (9,349)     (35,879)       (38,870)    (12,434)
     fixed charges                                              73,354       110,958      182,827        154,604     137,493
                                                               -------       -------      -------        -------     -------

Earnings (loss) as adjusted (a)                                 61,273        57,723       55,018         18,168     100,101
                                                               -------       -------      -------        -------     -------

FIXED CHARGES
Interest expense                                                60,008        89,619      147,607        113,026      92,178
Rents under leases representative of an interest factor (1/3)   12,981        21,065       35,220         41,578      45,315

Preferred dividends                                                365           274            0              0           0
                                                               -------       -------      -------        -------     -------

Total fixed charges combined with preferred dividends (b)       73,354       110,958      182,827        154,604     137,493
                                                               -------       -------      -------        -------     -------

RATIO OF EARNINGS TO FIXED CHARGES
(A) DIVIDED BY (B)                                                0.84          0.52         0.30           0.12        0.73
                                                               =======       =======      =======        =======     =======